Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

July 16, 2005

by and among

GS Holdings Co.,

PIH Acquisition Co.,

PANOLAM INDUSTRIES HOLDINGS, INC.

and

TC GROUP, L.L.C.

i

3.25	Customers and Suppliers	26
3.26	Product Warranty / Product Recalls	26
3.27	Products Liability	27
3.28	Antitrust	27

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		27

4.1	Corporate Organization	27
4.2	Due Authorization	28
4.3	No Conflict	28
4.4	Litigation and Proceedings	28
4.5	Governmental Authorities; Consents	29
4.6	Financial Ability	29
4.7	Brokers’ Fees	29
4.8	No Outside Reliance	29
4.9	Acquisition of Interests for Investment	30

ARTICLE V. COVENANTS OF THE COMPANY		30

5.1	Conduct of Business	30
5.2	Inspection	31
5.3	HSR Act and Foreign Antitrust Approvals	32
5.4	No Solicitations	32
5.5	Assistance	32
5.6	Financial Information	33
5.7	Transaction Bonuses	33
5.8	Parachute Payments	33

ARTICLE VI. COVENANTS OF ACQUIROR		33

6.1	HSR Act and Foreign Antitrust Approvals	33
6.2	Indemnification and Insurance	34
6.3	Continued Employment	35
6.4	Financing	35

ARTICLE VII. JOINT COVENANTS		36

7.1	Confidentiality	36
7.2	Support of Transaction	37
7.3	Reasonable Best Efforts	37

ARTICLE VIII. CLOSING		37

8.1	Filing of Certificate of Merger	37
8.2	Closing	37

ARTICLE IX. CONDITIONS TO OBLIGATIONS		37

9.1	Conditions to Obligations of Acquiror, Merger Sub and the Company	38
9.2	Conditions to Obligations of Acquiror and Merger Sub	38
9.3	Conditions to the Obligations of the Company	39

ARTICLE X. TERMINATION/EFFECTIVENESS		39

10.1	Termination	39
10.2	Effect of Termination	40

ARTICLE XI. HOLDER REPRESENTATIVE		41

11.1	Designation and Replacement of Holder Representative	41
11.2	Authority and Rights of the Holder Representative; Limitations on Liability	41

ARTICLE XII. MISCELLANEOUS		42

12.1	Nonsurvival of Representations and Warranties	42
12.2	Waiver	42
12.3	Notices	42
12.4	Assignment	44
12.5	Rights of Third Parties	44
12.6	Expenses	44
12.7	Governing Law	44
12.8	Captions; Counterparts	44
12.9	Schedules and Annexes	44
12.10	Construction	45
12.11	Entire Agreement	45
12.12	Amendments	45
12.13	Publicity	46
12.14	Severability	46
12.15	Jurisdiction	46
12.16	Enforcement	46

Schedules

Schedule 1.1 - Permitted Liens

Schedule 2.5(e) – Tax Benefits

Schedule 3.2 - Subsidiaries of the Company

Schedule 3.4 - Exceptions to No Conflict Representation

Schedule 3.5 – Governmental Authorities; Consents

Schedule 3.6 - Capitalization of the Company

Schedule 3.8 – Financial Statements

Schedule 3.9 – Liabilities

Schedule 3.10 - Litigation and Proceedings

Schedule 3.11 – Legal Compliance

Schedule 3.12 - Contracts

Schedule 3.13 - Employee Benefits

Schedule 3.14 - Labor Relations

Schedule 3.15 - Taxes

Schedule 3.16 – Brokers’ Fee

Schedule 3.17 - Insurance

Schedule 3.18 - Licenses, Permits, and Authorizations

Schedule 3.19 - Machinery, Equipment, and Other Property

Schedule 3.20 – Real Property

Schedule 3.21 - Intellectual Property

Schedule 3.22 - Environmental Matters

Schedule 3.24 – Related Party Transactions

Schedule 3.25 – Customers & Suppliers

Schedule 3.26 – Warranties

Schedule 3.28 - Antitrust

Schedule 4.3 - No Conflict Representation

Schedule 4.5 - Governmental Authorities; Consents

Schedule 4.6(a) – Financial Ability

Schedule 4.6(b) – Financial Ability

Schedule 4.7 - Brokers’ Fees

Schedule 5.7 - Transaction Bonuses

Schedule 5.1 – Conduct of Business

v

Annexes

Annex A - Certificate of Merger

Annex B - Holder Acknowledgement

Annex C - Escrow Agreement

Annex D – Form of Opinion

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of July 16, 2005, is entered into by and among GS Holdings Co., a Delaware corporation (“Acquiror”), PIH Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), PANOLAM INDUSTRIES HOLDINGS, INC., a Delaware corporation (the “Company”), and TC GROUP, L.L.C., a Delaware limited liability company (“TC Group”), solely in its capacity as the initial Holder Representative hereunder.

PLAN OF MERGER

A.        Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) are hereby adopting a plan of merger, providing for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation. This merger (the “Merger”) shall be consummated in accordance with this Agreement and evidenced by a Certificate of Merger between Merger Sub and the Company in substantially the form of Annex A hereto (the “Certificate of Merger”), such Merger to be consummated as of the Effective Time of the Merger (as defined below).

B.        Upon the Effective Time of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation in the Merger (hereinafter referred to for the periods on and after the Effective Time of the Merger as the “Surviving Corporation”), shall continue its corporate existence under the Delaware General Corporation Law (the “DGCL”) as a wholly-owned subsidiary of Acquiror.

C.        On and after the Effective Time of the Merger, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest of the Constituent Corporations shall become thereafter the property of the Surviving Corporation; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of either Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said Liens had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

D.        At the Effective Time of the Merger, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and Bylaws of the Merger Sub as in effect immediately prior to the Effective Time of the Merger, until thereafter amended as provided therein and under the DGCL, and the directors and officers of the Surviving Corporation shall be the directors and officers of Merger Sub immediately prior to the

Effective Time of the Merger.

E.         Concurrently with the execution of this Agreement, stockholders of the Company owning beneficially and of record, more than 94% of the issued and outstanding shares of Company Common Stock have executed a written consent approving this Agreement and the Merger.

F.         For certain limited purposes, and subject to the terms set forth herein, TC Group shall serve as Holder Representative.

G.        Certain capitalized terms used herein and not otherwise defined herein, have the meanings ascribed to such terms in Article I hereof.

AGREEMENT

In order to consummate the Merger, and in consideration of the mutual agreements hereinafter contained, each of Acquiror, Merger, the Company agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Cure Period” has the meaning specified in Section 10.1(c).

“Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Adjustment Amount” has the meaning specified in Section 2.5(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Fully-Diluted Common Shares” has the meaning specified in Section 2.1(d).

“Aggregate Option Exercise Price” has the meaning specified in Section 2.1(d).

“Agreement” has the meaning specified in the preamble hereto.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Audited Financial Statements” has the meaning specified in Section 3.8.

“Auditor” has the meaning specified in Section 2.5(b).

“Benefit Arrangement” has the meaning specified in Section 3.13(a)(i).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Cash Per Fully-Diluted Common Share” has the meaning specified in Section 2.1(d).

“Certificate of Merger” has the meaning specified in the Section entitled “Plan of Merger.”

“Certificates” has the meaning specified in Section 2.2(b).

“Class A Common Stock” means the class A common stock, par value $.01 per share, of the Company.

“Class B Common Stock” means the class B common stock, par value $.01 per share, of the Company.

“Closing” has the meaning specified in Section 8.2.

“Closing Balance Sheet” has the meaning specified in Section 2.5(a).

“Closing Date” has the meaning specified in Section 8.2.

“Closing Date Net Working Capital” has the meaning specified in Section 2.5(a).

“Closing Payments” has the meaning specified in Section 2.5(e)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” means all collective bargaining agreements, union contracts, impact or effects bargaining agreements and other similar labor agreements covering employees of the Company or any of its Subsidiaries (including all amendments, side letters and similar documents relating thereto).

“Commitment Letter” has the meaning specified in Section 4.6.

“Common Shares” has the meaning specified in Section 2.1.

“Company” has the meaning specified in the preamble hereto.

“Company Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company Cure Period” has the meaning specified in Section 10.1(b).

“Company Pension Plan” has the meaning specified in Section 3.13(c)(i)(C).

“Company Stockholders Meeting” has the meaning specified in Section 5.5.

“Confidentiality Agreement” has the meaning specified in Section 12.10.

“Constituent Corporations” has the meaning specified in the Section entitled “Plan of Merger.”

“Contracts” means any contracts, agreements, subcontracts, leases, and purchase orders, whether written or oral.

“DGCL” has the meaning specified in the Section entitled “Plan of Merger.”

“Determination Date” has the meaning specified in Section 2.5(b).

“Dissenting Common Shares” has the meaning specified in Section 2.1(a).

“Dissenting Stockholders” has the meaning specified in Section 2.1(a).

“Effective Time of the Merger” has the meaning specified in Section 2.3.

“Employee Options” has the meaning specified in Section 2.2(b).

“Employee Plans” has the meaning specified in Section 3.13(a)(ii).

“Environmental Laws” means all applicable foreign, U.S. federal, state or local laws, statutes, ordinances, rules, regulations or other legal requirements relating to pollution or protection of the environment or natural resources, as in effect as of the date of this Agreement (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Air Act, as amended, and the California Hazardous Waste Control Act, as amended).

“Equity Contribution” has the meaning specified in Section 4.6.

“ERISA” has the meaning specified in Section 3.13(a)(iii).

“Escrow Agent” has the meaning specified in Section 2.5(d).

“Escrow Agreement” has the meaning specified in Section 2.5(d).

“Escrow Amount” has the meaning specified in Section 2.5(d).

“Estimated Adjustment Amount” has the meaning specified in Section 2.4(b).

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 2.4(a).

“Evaluation Materials” means this Agreement (together with the Schedules and

Annexes hereto) and, as to any party hereto, means all other non-public information furnished to such party by the other parties hereto in connection with the transactions contemplated hereby relating to the disclosing party or the disclosing party’s Affiliates, whether furnished orally or in writing or gathered by inspection, together with analyses, compilations, studies or other documents prepared by any party, or by such party’s agents, representatives (including attorneys, accountants and financial advisors) or employees, which contain or otherwise reflect such information, provided that the term Evaluation Materials shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure in violation of the terms hereof or the Confidentiality Agreement, (ii) was or becomes available to a party hereto on a non-confidential basis from a source other than any other party hereto or their representatives and affiliates, provided that such source is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation to any party hereto or any of their respective representatives, or (iii) has been or is independently developed by the party to which such information was furnished and not derived from the Evaluation Materials.

“Exchange Agent” has the meaning specified in Section 2.2(a).

“Financial Statements” has the meaning specified in Section 3.8.

“Financing” has the meaning specified in Section 4.6.

“Foreign Plan” has the meaning specified in Section 3.13(a)(iv).

“Fully-Diluted Percentage” means, with respect to any holder of Common Shares and/or Vested Options, a ratio (expressed as a percentage) equal to (x) the sum of the number of Common Shares held by such holder as of the Effective Time of the Merger and the number of Common Shares issuable upon the exercise of any Vested Options held by such holder at the Effective Time of the Merger, divided by (y) the Aggregate Fully-Diluted Common Shares.

“Funded Debt” means without duplication, (i) the principal of and premium (if any) and prepayment penalties in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of the type referred to in clauses (i) and (ii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), excluding, in each case, Funded Debt owing by the Company to any of its Subsidiaries and any Funded Debt of any Subsidiary of the Company owing to the Company or any other Subsidiary of the Company.

“Funding Amount” has the meaning specified in Section 2.2(a).

“GAAP” has the meaning specified in Section 2.5(a).

“Governmental Authority” means any Federal, state, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Holder Acknowledgment” means an agreement or certificate signed by a holder of Vested Options acknowledging cancellation of all Options held by such holder in a form attached as Annex B hereto.

“Holder Allocable Expenses” has the meaning specified in Section 2.6.

“Holder Representative” has the meaning specified in Section 11.1.

“Intellectual Property” has the meaning specified in Section 3.21.

“Interim Financial Statements” has the meaning specified in Section 3.8.

“Leased Real Property” means all real property leased by the Company or any of its Subsidiaries, the lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty and provides for annual rental payments in excess of $1,000,000.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Losses” means any and all losses, liabilities, obligations, damages, costs and expenses of any kind.

“Majority Holders” has the meaning specified in Section 11.1.

“Material Adverse Effect” means, with respect to any Person, (i) any material adverse effect on the business, results of operations or condition (financial or otherwise) of such Person and its subsidiaries, taken as a whole or (ii) any condition or event or series of events that results in, or could reasonably be expected to result in, Losses to such Person of $15,000,000 or more; provided, however, that a Material Adverse Effect shall not include an effect resulting from a change (a) in applicable laws, (b) in economic, business or financial market conditions generally, so long as such conditions do not disproportionately affect the Company and its Subsidiaries, (c) resulting from the announcement or performance of this Agreement or (d) resulting from any act of war.

“Merger” has the meaning specified in the Section entitled “Plan of Merger.”

“Merger Consideration” has the meaning specified in Section 2.1(c).

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 3.13(a)(v).

“Net Working Capital” has the meaning specified in Section 2.5(a).

“Occurrence” has the meaning specified in Section 3.27.

“Options” has the meaning specified in Section 2.5.

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries.

“PBGC” has the meaning specified in Section 3.13(a)(vi).

“Pension Plan” has the meaning specified in Section 3.13(a)(vii).

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (iii) Liens securing rental payments under capital lease agreements, (iv) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with or limit the present uses of such real property, (v) Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to Funded Debt, or (vi) Liens described on Schedule 1.1.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Post-Closing Tax Savings” has the meaning specified in Section 2.5(e)(ii).

“Prime Rate” has the meaning specified in Section 2.5(d).

“Retrofits” has the meaning specified in Section 3.27.

“Sponsor” has the meaning specified in Section 4.6.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in the Section entitled “Plan of Merger.”

“Tax Benefit Amount” has the meaning specified in Section 2.5(e)(i).

“Taxes” has the meaning specified in Section 3.15(a).

“Tax Returns” has the meaning specified in Section 3.15(a).

“TC Group” has the meaning specified in the Preamble hereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(c).

“Terminating Company Breach” has the meaning specified in Section 10.1(b).

“Termination Date” has the meaning specified in Section 10.1(b).

“Transaction Bonuses” has the meaning specified in Section 5.7.

“Unvested Options” has the meaning specified in Section 2.10.

“Vested Options” has the meaning specified in Section 2.1(a).

“Welfare Plan” has the meaning specified in Section 3.13(a)(vii).

As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry, of, in the case of the Company, the Chief Executive Officer, the Vice President, Finance, the Vice President, General Counsel and Corporate Secretary of the Company, and in the case of all other Persons, such Person’s senior executive officers.

ARTICLE II.
THE MERGER

2.1       Conversion of Company Shares and Vested Options.

(a)       At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any holder of Company Common Stock, (i) each share of Company Common Stock (a “Common Share”) that is then issued and outstanding (other than shares of Company Common Stock, if any, held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger, and other than shares of Company Common Stock held by holders who object to the Merger (the “Dissenting Stockholders”) and comply with the provisions of the DGCL concerning the rights of holders of Company Common Stock to dissent from the Merger and require appraisal of their shares of Company Common Stock (each, a “Dissenting Common Share”), which Dissenting Common Shares shall not constitute “Common Shares” hereunder) and (ii) each unexercised and outstanding option to purchase Common Shares (to the extent vested) that is then outstanding as of immediately prior to the Effective Time of the Merger (such vested options collectively being referred to as the “Vested Options”), shall thereupon be converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 2.1(d).

(b)       At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.001 per share, of Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c)       Subject to the adjustments set forth in Sections 2.4 and 2.5, the “Merger Consideration” shall consist of $345,000,000 in cash, less (i) the aggregate principal amount of Funded Debt of the Company, if any, that remains unpaid as of the Closing (as defined below), plus (ii) the lesser of (x) $3,000,000 and (y) the amount of cash and cash equivalents of the Company and its Subsidiaries (net of uncleared checks) as of the Closing, less (iii) the amount of Holder Allocable Expenses paid by Acquiror to the Holder Representative at Closing in accordance with Section 2.6.

(d)       The Merger Consideration shall be allocated among the holders of the Common Shares and the Vested Options as set forth below in this Section 2.1(d). Each holder of Common Shares shall be entitled to receive a portion of the Merger Consideration equal to (x) the Cash Per Fully-Diluted Common Share (as defined below), multiplied by (y) the number of Common Shares held by such holder as of the Effective Time of the Merger (but not including any Common Shares issuable upon the exercise of any Vested Options held by such holder at the Effective Time of the Merger). Each holder of Vested Options shall be entitled to receive for his Vested Options a portion of the Merger Consideration equal to (i) the Cash Per Fully-Diluted Common Share, multiplied by the aggregate number of Common Shares issuable upon exercise in full of all Vested Options held by such holder as of the Effective Time of the Merger, minus (ii) the aggregate cash exercise price payable upon exercise of all Vested Options held by such holder. For purposes of the foregoing, the “Cash Per Fully-Diluted Common Share” shall mean (1) the sum of (A) the Merger Consideration, plus (B) the Aggregate Option Exercise Price (defined below), divided by (2) the Aggregate Fully-Diluted Common Shares. The “Aggregate Fully-Diluted Common Shares” shall be (i) the sum of the Common Shares held by all holders immediately prior to the Effective Time of the Merger, plus (ii) the aggregate number of Common Shares issuable upon the exercise in full of all Vested Options held by all holders immediately prior to the Effective Time of the Merger, plus (iii) the aggregate number of Dissenting Common Shares. The “Aggregate Option Exercise Price” shall mean the sum of the cash exercise prices that would be payable upon exercise in full of all Vested Options held by all holders of Vested Options immediately prior to the Effective Time of the Merger.

2.2       Payment and Exchange of Certificates.

(a)       Immediately prior to the Effective Time of the Merger, Acquiror shall pay to an exchange agent (the “Exchange Agent”) selected by the Acquiror and reasonably acceptable to the Company, by wire transfer of immediately available funds, an amount (the “Funding Amount”) equal to (i) the Merger Consideration, as adjusted by the Estimated Adjustment Amount in accordance with Section 2.4, minus (ii) the Escrow Amount minus (iii) the product of (x) the number of Dissenting Common Shares and (y) the Cash Per Fully-Diluted Common Share (determined after giving effect to the adjustments to the Merger Consideration provided for in Section 2.4 but before giving effect to the adjustments provided for in Section 2.5). Upon (1) payment by Acquiror to the Exchange Agent of the Funding Amount and (2) payment by Acquiror to the Holder Representative of the estimated Holder Allocable Expenses pursuant to Section 2.6, Acquiror shall be deemed to have satisfied its obligations to make payments in respect of the Merger Consideration other than (A) Acquiror’s obligation to make payments, if any, required by Section 2.5 and (B) the obligation of Acquiror or the Surviving Corporation to make payments to Dissenting Stockholders, if any, following the Effective Time of the Merger.

(b)       After the Effective Time of the Merger, each holder of an outstanding certificate or certificates for Common Shares (collectively, the “Certificates”) and/or Vested Options, upon surrender of such Certificates to the Exchange Agent (or, in the case of a holder of Vested Options, upon delivery of a Holder Acknowledgment to the Exchange Agent), shall be entitled to receive from the Exchange Agent in exchange therefor (subject to the provisions of Section 2.5) such portion of the Merger Consideration into which such holder’s Common Shares and/or Vested Options shall have been converted as a result of the Merger; provided, however, that a portion of the Merger Consideration otherwise payable to each holder of Common Shares and/or Vested Options equal to the Escrow Amount multiplied by a ratio (expressed as a percentage) equal to (x) the sum of the number of Common Shares held by such holder as of the Effective Time of the Merger and the number of Common Shares issuable upon the exercise of any Vested Options held by such holder at the Effective Time of the Merger, divided by (y) the sum of the total number of Common Shares held by all holders as of the Effective Time of the Merger and the total number of Common Shares issuable upon the exercise of any Vested Options held by all holders at the Effective Time of the Merger shall be held in escrow in accordance with Section 2.5(d) and the Escrow Agreement. Notwithstanding the foregoing, in the event that any holder of Common Shares or Vested Options delivers the Certificate(s) representing such Common Shares and/or a Holder Acknowledgement with respect to such Vested Options to Acquiror at the Closing Acquiror shall direct the Exchange Agent to pay the amount which such holder is entitled in consideration therefor to such holder at the Closing by wire transfer of immediately available funds. Pending such surrender and exchange (or, in the case of a holder of Vested Options, upon such delivery of a Holder Acknowledgment), a holder’s certificate or certificates for Common Shares and/or Vested Options shall be deemed for all purposes to evidence such holder’s portion of the Merger Consideration into which such Common Shares and/or Vested Options shall have been converted by the Merger.

(c)       The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of Company Common Stock or to the former holders of Vested Options.

2.3       Effective Time of Merger; Closing Date. Assuming all of the conditions set forth in Article IX of this Agreement have been fulfilled or waived, and provided that this Agreement has not been terminated pursuant to the provisions hereof, on the Closing Date, Merger Sub and the Company shall cause the Certificate of Merger to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. For purposes of this Agreement, the “Effective Time of the Merger” shall mean the time at which the Certificate of Merger has been duly filed in the Office of the Secretary of State of Delaware and has become effective in accordance with the DGCL.

2.4       Estimated Adjustment Amount.

(a)       Not less than three (3) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a good faith estimated closing balance sheet and an estimate of the Net Working Capital (as defined below) of the Company and its Subsidiaries as of the close of business on the Closing Date (the “Estimated Closing Date Net Working Capital”).

(b)       The “Estimated Adjustment Amount,” which may be positive or negative, shall mean (i) the Estimated Closing Date Net Working Capital, minus (ii) $38,900,000. If the Estimated Adjustment Amount is a positive number, then the Merger Consideration shall be increased on the Closing Date by the Estimated Adjustment Amount, and if the Estimated Adjustment Amount is a negative number, the Merger Consideration shall be decreased on the Closing Date by the absolute value of the Estimated Adjustment Amount.

2.5       Post-Closing Adjustments.

(a)       As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereof, Acquiror shall prepare and deliver to the Holder Representative (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date (the “Closing Balance Sheet”) and (ii) a calculation of Net Working Capital of the Company and its Subsidiaries as set forth on the Closing Balance Sheet (“Closing Date Net Working Capital”). The Closing Balance Sheet be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied in a manner consistent with the principles applied in connection with the preparation of the Audited Financial Statements. The Closing Balance Sheet shall be prepared using the same accounting practices, policies, judgments and methodologies used in the preparation of the Audited Financial Statements. The Closing Balance Sheet shall reflect no changes in reserves (regardless of whether any such reserve is recorded as an offset to a current asset’s carrying value or is included as an accrued liability in the Closing Balance Sheet) from amounts contained in the balance sheet of the Company and its consolidated Subsidiaries included on the Interim Financial Statements, other than as required to comply with GAAP or changes therein attributable to changes in facts and circumstances occurring after March 31, 2005. Following the Closing, Acquiror shall use its commercially reasonable efforts to provide the Holder Representative and its representatives reasonable access to the records and employees of the Company and its Subsidiaries, during regular business hours, to the extent relevant to its review of the Closing Balance Sheet and shall use reasonable efforts to cause the employees of the Company and its Subsidiaries to cooperate with the Holder Representative in connection with its review of the Closing Balance Sheet. “Net Working Capital” as of any date shall mean (i) the current assets of the Company and its Subsidiaries as of such date (excluding cash and cash equivalents, income tax receivables and deferred income taxes but including prepaid taxes), minus (ii) the consolidated current liabilities of the Company and its Subsidiaries as of such date (excluding the current portion of Funded Debt, any liability in respect of uncleared checks, and accrued interest but including, for the avoidance of doubt, Transaction Bonuses to the extent not paid on or before the Closing Date), in each case, as calculated in accordance with GAAP.

(b)       If the Holder Representative shall disagree with the calculation of Closing Date Net Working Capital, it shall notify the Acquiror of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Balance Sheet. In the event that Holder Representative does not provide such a notice of disagreement within such thirty (30) day period, Holder Representative and each stockholder of the Company and holder of Vested Options shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Date Net Working Capital delivered by the Acquiror, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Acquiror and the Holder Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of Closing Date Net Working Capital. If, at the end of such period, they are unable to resolve such disagreements, then Pricewaterhouse Coopers (or such other independent accounting firm of recognized national standing as may be mutually selected by Acquiror and the Holder Representative) (the “Auditor”) shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether the Closing Balance Sheet was prepared in accordance with the standards set forth in Section 2.5(a) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) Closing Date Net Working Capital requires adjustment. The fees and expenses of the Auditor shall be paid one-half by Acquiror and one-half by the Holder Representative as a Holder Allocable Expense pursuant to Section 2.6 hereof. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital is finally determined in accordance with this Section 2.5(b) is hereinafter referred as to the “Determination Date.”

(c)       The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Date Net Working Capital as finally determined pursuant to Sections 2.5(a) and 2.5(b) above, as applicable, minus (ii) the Estimated Closing Date Net Working Capital. If the Adjustment Amount is a positive number, then the Merger Consideration shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Merger Consideration shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 2.5(d) below.

(d)       Notwithstanding the foregoing provisions of this Article II, on the Closing Date, $4,000,000 of the Merger Consideration (the “Escrow Amount”) shall be paid by Acquiror to Deutsche Bank Trust Company Americas, as escrow agent of the parties hereto (the “Escrow Agent”) to be held in escrow pending determination of the Adjustment Amount. The Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of an Escrow Agreement in the form attached hereto as Annex C hereto (the “Escrow Agreement”). Upon final determination of the Closing Date Net Working Capital and the Adjustment Amount, each of Acquiror and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Escrow Amount as set forth in this Section 2.5(d). If the Adjustment Amount is (x) zero, (y) a positive number equal to or less than $1,000,000 or (z) a negative number equal to or less than $1,000,000 in absolute value, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, the Escrow Agent shall pay to the holders of the Common Shares and Vested Options entitled to receive the Merger Consideration (pro rata, in accordance with their respective Fully-Diluted Percentages) the Escrow Amount, together with all interest earned thereon. If the Adjustment Amount is a positive number greater than $1,000,000, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (i) the Escrow Agent shall pay to the holders of the Common Shares and Vested Options entitled to receive the Merger Consideration (pro rata, in accordance with their respective Fully-Diluted Percentages) the Escrow Amount, together with all interest earned thereon, and (ii) Acquiror shall pay to the Exchange Agent for the benefit of the holders of Common Shares and Vested Options entitled to receive the Merger Consideration (pro rata, in accordance with their respective Fully-Diluted Percentages) the Adjustment Amount, as finally determined, together with interest thereon from the Closing Date to the date of payment at the prime rate of interest published in the “Money Rates” column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date (the “Prime Rate”). In no event shall Acquiror have any liability under this Section 2.5 in excess of $4,000,000. In no event shall the holders of Common Stock and Vested Options be entitled to payment pursuant to this Section 2.5(d) of any amount in excess of the Escrow Amount, plus all interest earned thereon, plus $4,000,000. If the Adjustment Amount is a negative number greater than $1,000,000 in absolute value, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (i) the Escrow Agent shall pay to Acquiror out of the Escrow Amount an amount, up to the full amount of the Escrow Account, equal to the absolute value of the Adjustment Amount, together with the interest earned on the portion of the Escrow Amount equal to the absolute value of the Adjustment Amount, and (ii) if the absolute value of the Adjustment Amount is less than the Escrow Amount, the Escrow Agent shall pay to the holders of Common Shares and Vested Options entitled to receive the Merger Consideration (pro rata, in accordance with their respective Fully-Diluted Percentages) the balance of the Escrow Amount together with any interest earned thereon. In no event shall the Holder Representative or any holder of Common Shares and/or Vested Options have any liability under this Section 2.5 in excess of such holders’ allocable share of the Escrow Amount. Notwithstanding the foregoing, any distributions to the holders of Vested Options pursuant to this Section 2.5(d) shall be net of the amount of any taxes required to be withheld from such distributions under applicable law, and the amounts so withheld shall be paid over to the Company for payment by the Company to the applicable Governmental Authority as required by law. In no event shall Acquiror be entitled to payment pursuant to this Section 2.5(d) of any amount in excess of the Escrow Amount, plus all interest earned thereon. Any interest or other income earned on the Escrow Amount shall be allocated to, and treated as earned and owned by, the former holders of Common Shares and Vested Options for all Tax purposes.

(e)       (i) The Acquiror shall, with the reasonable agreement of its accountants, and acting reasonably and in good faith, cause the Company and its Subsidiaries to make a determination of the amount of (x) Taxes payable by the Company and its Subsidiaries for the short taxable year ending on the Closing Date, not giving effect to all deductions arising out of the Closing Payments and (y) Taxes payable by the Company and its Subsidiaries for the short taxable year ending on the Closing Date, giving effect to all deductions arising out of the Closing Payments (the excess of (x) over (y), the “Tax Benefit Amount”). “Closing Payments” shall mean the payment of certain amounts at Closing as set forth on Schedule 2.5(e) hereof.

(ii) The Acquiror shall, with the reasonable agreement of its accountants, and acting reasonably and in good faith, cause the Company and its Subsidiaries to prepare and file the final Tax returns for the short taxable year ending on the Closing Date on the due date thereof, with any applicable extensions, consistent with the determination of the Tax Benefit Amount, if any, as determined by Acquiror pursuant to Section 2.5(e)(i). The Acquiror shall pay to the Holder Representative as additional Merger Consideration (for distribution by the Holder Representative to the holders of Common Shares and Options entitled to receive the Merger Consideration, pro rata in accordance with their respective Fully-Diluted Percentages) an amount equal to the excess of (X) the amount of Taxes that would have been paid by the Company and its Subsidiaries upon the filing of such Tax return not giving effect to the Tax Benefit Amount, if any, as determined by Acquiror pursuant to Section 2.5(e)(i) over (Y) the amount of Taxes that are payable by the Company and its Subsidiaries upon the filing of such Tax return, giving effect to the Tax Benefit Amount if any, as determined by Acquiror pursuant to Section (e)(i) (such excess, the “Post-Closing Tax Savings”), together with interest at the Prime Rate on the Post-Closing Tax Savings from the date that is 45 days after the due date for the filing of the final return for the short taxable year without any extensions until the date of payment by the Acquiror of the Post-Closing Tax Savings to the Holder Representative. For the avoidance of doubt, the Post-Closing Tax Savings shall not duplicate any amounts required to be paid in respect of refunds required to be paid under this Section 2.5(e).

(iii) The Acquiror shall, with the reasonable agreement of its accountants, and acting reasonably and in good faith, cause the Company and its Subsidiaries to prepare and file at the time of the filing of the final Tax returns for the short taxable year ending on the Closing Date, to the extent available, a claim for refund of Taxes paid through the Closing Date for such short taxable year. Acquiror shall pay to the Holder Representative as additional Merger Consideration (for distribution by the Holder Representative to the holders of Common Shares and Options entitled to receive the Merger Consideration, pro rata in accordance with their respective Fully-Diluted Percentages) an amount equal to the excess of (X) the amount of refund(s) received by the Company and its Subsidiaries (together with the appropriate portion of interest paid by any taxing authority), giving effect to the Tax Benefit Amount if any, as determined by Acquiror pursuant to Section 2.5(e)(i) over (Y) the amount of refund(s) that would have been received by the Company and its Subsidiaries (together with any interest that would have been paid by any taxing authority) without giving effect to the Tax Benefit Amount, if any, as determined by Acquiror pursuant to Section 2.5(e)(i), net of any Reasonable Refund Expenses, within five (5) Business Days of receipt of such refunds. “Reasonable Refund Expenses” shall mean the reasonable out-of-pocket costs and expenses of the Company incurred to secure the refund payments, including reasonable accounting and legal fees, and any income Taxes payable by the Company and its Subsidiaries as a result of the receipt of such refunds and any interest thereon.

(iv) To the extent of any net operating loss for the short taxable year ending on the Closing Date, Acquiror shall, with the reasonable agreement of its accountants, and acting reasonably and in good faith, cause the Company and its Subsidiaries, to prepare and file on the date of filing of the final Tax return for the short taxable year ending on the Closing Date, claims to carry back the net operating loss for such taxable year, if any, to prior taxable years to the fullest extent permitted by applicable law, together with any necessary state and local filings to apply such net operating loss arising in such short taxable year so as to receive a refund of past Taxes paid. Acquiror shall pay to the Holder Representative as additional Merger Consideration (for distribution by the Holder Representative to the holders of Common Shares and Options entitled to receive the Merger Consideration, pro rata in accordance with their respective Fully-Diluted Percentages) an amount equal to the excess of (X) the amount of refund received by the Company and its Subsidiaries (together with the appropriate portion of interest paid by any taxing authority), giving effect to the Tax Benefit Amount if any, as determined by Acquiror pursuant to Section 2.5(e)(i) over (Y) the amount of refund that would have been received by the Company and its Subsidiaries (together with any interest that would have been paid by any taxing authority) without giving effect to the Tax Benefit Amount, if any, as determined by Acquiror pursuant to Section 2.5(e)(i), net of any Reasonable Refund Expenses, within five (5) Business Days of receipt of such refunds.

(v) Notwithstanding anything to the contrary set forth in this Agreement, the obligations set forth in this Section 2.5(e) shall survive the Closing without limitation.

2.6       Holder Allocable Expenses. At least five (5) Business Days prior to the Closing Date, the Holder Representative shall provide to Acquiror a reasonably detailed written estimate (which estimate shall include such reserves as the Holder Representative determines in good faith to be appropriate for any Holder Allocable Expenses that are not then known or determinable) of the aggregate amount of the following fees and expenses that may be incurred by the Company or the Holder Representative on behalf of the Company and the holders of the Common Shares and/or Vested Options in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (but excluding any such fees or expenses incurred in connection with Acquiror’s financing thereof): (i) the fees and disbursements of any financial advisor, accountants, environmental experts and outside counsel to the Company and/or the Holder Representative incurred in connection with the transactions contemplated hereby, (ii) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company and/or the Holder Representative in connection with the Merger, (iii) any transaction fee payable to one or more Affiliates of the Holder Representative in connection with the Merger and (iv) the expenses of the Holder Representative incurred in such capacity ((i) through (iv) collectively, the “Holder Allocable Expenses”). On the Closing Date, Acquiror shall pay to the Holder Representative, or accounts designated in writing by the Holder Representative, cash in the amount of such estimated Holder Allocable Expenses. Whether or not paid on or prior to the Closing Date, no amount shall be accrued on the Closing Balance Sheet with respect to the Holder Allocable Expenses. In no event shall Acquiror or the Holder Representative be responsible for payment of Holder Allocable Expenses in excess of the cash amounts paid to the Holder Representative by Acquiror under this Section 2.6.

2.7       Exchange Agent. Promptly following the date which is one year after the Effective Time of the Merger, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby. Thereafter, each holder of a Certificate (other than Certificates representing Dissenting Common Shares) and each holder of Vested Options who has not delivered a Holder Acknowledgement may surrender such Certificate or deliver such Holder Acknowledgement(s) to Acquiror and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor, and Acquiror shall promptly pay out of funds returned by the Exchange Agent, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II without any interest thereon.

2.8       Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably requested the posting of a surety bond, the Exchange Agent or Acquiror, as the case may be, shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II.

2.9       Dissenting Common Shares. Notwithstanding the foregoing provisions of this Article II, the Dissenting Common Shares shall not be converted into a right to receive the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Common Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Common Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, or (ii) if any such holder of Dissenting Common Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Common Share but shall be deemed a Common Share and shall be treated as if it had been converted, as of the Effective Time of the Merger, into a right to receive from the Surviving Corporation the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, without any interest thereon.

2.10     Options. All Options which are not Vested Options as of the Closing Date (the “Unvested Options”) issued and outstanding at the Effective Time of the Merger shall be automatically cancelled without any further action by the holder thereof. Prior to the Closing, the Company shall, as may be necessary to give effect to the transactions contemplated hereby, (i) obtain any consents from holders of Unvested Options and (ii) make any amendments to the terms of such Unvested Options.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Acquiror and Merger Sub as follows:

3.1       Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the Certificate of Incorporation and Bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.2       Subsidiaries. Each of the Subsidiaries of the Company is set forth on Schedule 3.2 attached hereto. Each of the Subsidiaries has been duly formed or organized and are validly existing under the laws of their state of incorporation or organization and have the power and authority to own or lease their properties and to conduct their business as it is now being conducted. The Company has previously provided to Acquiror copies of the organizational documents of its Subsidiaries. Such copies are true, correct and complete. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.3       Due Authorization.

(a)       The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors and stockholders of the Company and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)       The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the hereof is the only vote of the holders of any class or series of the capital stock of the Company that was and is necessary (under applicable law or otherwise) to approve this Agreement and the Merger. The Company has obtained such approval pursuant to a written consent of stockholders, a true and complete copy of which has been provided to Acquiror.

3.4       No Conflict. Except as set forth in Schedule 3.4, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of, any applicable law, rule or regulation of any governmental body, the certificate of incorporation, bylaws or other organizational documents of the Company or one of its Subsidiaries, or any agreement, indenture or other instrument to which the Company or one of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or of any order, judgment or decree applicable to any of them, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing would not have (a) a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement, or (b) individually or in the aggregate, a Material Adverse Effect on the Company.

3.5       Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party under any material Contract is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or any similar foreign law; and (ii) as otherwise disclosed in Schedule 3.5.

3.6       Capitalization of the Company.

(a)       The authorized capital stock of the Company consists of 150,000 shares of Class A Common Stock, of which 123,452.5 are issued and outstanding as of the date of this Agreement, and 150,000 shares of Class B Common Stock, none of which are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b)       Except for the options to purchase Common Shares held by the persons set forth on Schedule 3.6, the Company has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company Common Stock, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Common Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its capital stock.

3.7       Capitalization of Subsidiaries. The outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company or one or more of its wholly-owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock of such Subsidiaries free and clear of any Liens other than Permitted Liens. There are no outstanding options, warrants, rights or other securities exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of such Subsidiaries’ capital stock, or any agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

3.8       Financial Statements. Attached as Schedule 3.8 hereto are (x) the audited consolidated balance sheets and statements of income, cash flow and stockholders’ equity of the Company and its consolidated Subsidiaries as of, and for the periods ended, December 31, 2002, December 31, 2003 and December 31, 2004, together with the auditor’s reports thereon (the “Audited Financial Statements”), (y) an unaudited consolidated balance sheet and statements of income and cash flow of the Company and its consolidated Subsidiaries as of and for the period ended June 30, 2005 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the footnotes or the audit opinion related thereto), and presents fairly, in all material respects, the consolidated financial position and results of operations of the Company and its consolidated Subsidiaries at and as of the dates stated in such financial statements (except in the case of Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments, which would not be material in amount).

3.9       Undisclosed Liabilities. Except as set forth in Schedule 3.9, as of the date of this Agreement, there is no liability, debt or obligation of or claim against the Company or its Subsidiaries of a type normally reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the Interim Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries or (iii) which individually or in the aggregate would not have a Material Adverse Effect on the Company.

3.10     Litigation and Proceedings. Except as set forth on Schedule 3.10, as of the date of this Agreement, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or to the knowledge of the Company, investigations, before or by any Governmental Authority pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or any of their assets or properties that, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.10, there is no unsatisfied judgment, claim, settlement or Governmental Order requiring payment in excess of $250,000 or any injunction binding upon the Company or any of its Subsidiaries.

3.11     Legal Compliance. Except with respect to (i) matters set forth on Schedule 3.11, and (ii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.22), the Company and its Subsidiaries are in compliance with all laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof) applicable thereto, except where such instances of non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.12     Contracts; No Defaults.

(a)       Schedule 3.12 contains a listing of all Contracts described in clauses (i) through (vii) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party. True, correct and complete copies of Contracts referred to in clauses (i)-(vii) below have been delivered to or made available to Acquiror or its agents or representatives.

(i)        Each Contract that involves performance of services or delivery of goods and/or materials by or for the Company or any of its Subsidiaries of an amount or value in each case in excess of $1,000,000 and is not cancelable on thirty (30) calendar days’ notice without payment or penalty;

(ii)       Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing;

(iii)      Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any assets of the Company or its Subsidiaries (other than in the ordinary course of business), in each case involving payments in excess of $1,000,000;

(iv)      Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involving, in each case, aggregate payments in excess of $1,000,000 in any calendar year;

(v)       Each material licensing agreement with respect to Intellectual Property;

(vi)      Each joint venture Contract, partnership agreement, limited liability company agreement or other similar Contract, agreement or arrangement; and

(vii)     Each Contract requiring capital expenditures after the date of this Agreement in an amount in each case in excess of $1,000,000 in any calendar year.

(b)       Except as set forth on Schedule 3.12, all the Contracts listed pursuant to Section 3.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto. Except as set forth on Schedule 3.12, neither the Company nor any of its Subsidiaries party thereto nor any other party thereto is in breach of or default under any such Contract, except where the occurrence of such breach or default would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.13     Employee Benefit Plans.

(a)       Definitions. The following terms, when used in this Section 3.13, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

(i)        Benefit Arrangement. “Benefit Arrangement” shall mean any material, written employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Foreign Plan, Multiemployer Plan, Pension Plan or Welfare Plan or (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries may incur any material liability.

(ii)       Employee Plans. “Employee Plans” shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

(iii)      ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(iv)      Foreign Plan. “Foreign Plan” shall mean any material, written employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits maintained outside of the United States primarily for the benefit of employees working outside of the United States.

(v)       Multiemployer Plan. “Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which the Company or any of its Subsidiaries contributes to, or has an obligation to contribute to, which covers any current or former employee of the Company or any of its Subsidiaries.

(vi)      PBGC. “PBGC” shall mean the Pension Benefit Guaranty Corporation.

(vii)     Pension Plan. “Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which the Company or any of its Subsidiaries sponsors, maintains, administers, contributes to, or is obligated to contribute to, which covers any current or former employee of the Company or any of its Subsidiaries.

(viii)    Welfare Plan. “Welfare Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA (other than a Multiemployer Plan) which the Company or any of its Subsidiaries sponsors, maintains, administers, contributes to, or is obligated to contribute to, which covers any current or former employee of the Company or any of its Subsidiaries.

(b)       Disclosure. Schedule 3.13 contains a list of each material Employee Plan in effect on the date of this Agreement.

(c)       Representations. Except as set forth in Schedule 3.13, or as would not have a Material Adverse Effect on the Company, the Company represents and warrants the following:

(i)        Pension Plans.

A.        Neither the Company nor any of its Subsidiaries has any current or potential liability under Title IV of ERISA with respect to any Pension Plan.

B.         Each Pension Plan which covers current or former employees of the Company or any of its Subsidiaries has either (x) received a favorable determination or opinion letter from the Internal Revenue Service regarding its tax-qualification (and no event has occurred which, since the date of such letter, would reasonably be expected to result in the revocation of such determination letter) under Section 401 of the Code, or (y) has applied, or will apply for such letter during the applicable remedial amendment period.

C.         Each Pension Plan which covers current or former employees of the Company or any of its Subsidiaries (the “Company Pension Plan”) is in compliance with the applicable requirements prescribed by ERISA and the Code.

(ii)       Multiemployer Plans. Neither the Company nor any of its Subsidiaries contributes to, or is obligated to contribute to, any Multiemployer Plan.

(iii)      Welfare Plans. Each Welfare Plan is in compliance with the requirements prescribed by ERISA and the Code.

(iv)      Benefit Arrangements. Each Benefit Arrangement is in compliance with the requirements prescribed by ERISA and the Code.

(v)       Fiduciary Duties and Prohibited Transactions. Neither the Company nor any of its Subsidiaries has any liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(l) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. Neither the Company nor any of its Subsidiaries has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan. The Secretary of Labor has not assessed a civil penalty under Section 502(1) of ERISA that remains unpaid.

(vi)      Foreign Plans. Schedule 3.13 contains a list of each material Foreign Plan in effect on the date of this Agreement. Each such Foreign Plans complies in all material respect with applicable local laws.

3.14     Labor Relations. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any Collective Bargaining Agreement. The Contracts listed on Schedule 3.14 include all written employment or severance agreements to which, as of the date of this Agreement, either the Company or any of its Subsidiaries is a party with respect to any current or former employee whose compensation or benefits during the fiscal year ended December 31, 2005 will exceed $300,000 and which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty. The Company has delivered or made available to Acquiror true, correct and complete copies of each such Contract, as amended to date.

3.15     Taxes. Except as otherwise disclosed in Schedule 3.15:

(a)       All federal, state, local and foreign material tax returns of the Company and its Subsidiaries (“Tax Returns”), including those Tax Returns relating to income, employment, franchise, property, sales and use, and excise taxes, and any other taxes due from and/or withheld by or required to be withheld by the Company and its Subsidiaries (collectively, “Taxes”) have been duly and timely filed and are correct and complete in all material respects, except for those returns for which the time for filing thereof has been validly extended, which extension has not yet expired.

(b)       All material amounts of Taxes of the Company and its Subsidiaries have been timely and appropriately paid, except for amounts being contested in good faith by appropriate proceedings for which adequate reserves have been established on the Interim Financial Statements.

(c)       None of the Tax Returns has been audited or is being audited by any taxing authority.

(d)       No assessment, audit or other proceeding by any taxing authority, court or other Governmental Authority is pending, or, to the knowledge of the Company, threatened with respect to the Taxes or Tax Returns of the Company or any of its Subsidiaries.

(e)       There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due for any taxable period.

3.16     Brokers’ Fees. Except as set forth in Schedule 3.16 and except for the fees payable to UBS Securities LLC or its Affiliates (which fees shall be paid by the Holder Representative as a Holder Allocable Expense), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or their Affiliates.

3.17     Insurance. Schedule 3.17 contains a summary description of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies have been made available to Acquiror and all such insurance policies are in full force and effect. Except as set forth on Schedule 3.17, to the knowledge of the Company, no event relating to the Company or any Subsidiary has occurred which can reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which is likely to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two (2) years and, to the knowledge of the Company or any Subsidiary, no written threat has been made to cancel any insurance policy of the Company or any Subsidiary during such period.

3.18     Licenses, Permits and Authorizations. Schedule 3.18 contains a list, as of the date of this Agreement, of all material licenses, franchises and other permits of or with any Governmental Authority which are held by the Company or any of its Subsidiaries. All such licenses, franchises and other permits are in full force and effect and there are no proceedings pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof, except to the extent such revocation, cancellation, suspension or adverse modification would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Such licenses, approvals, consents, franchises and permits constitute all of the material licenses, approvals, consents, franchises and permits necessary to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except where the absence of any such license, approval, consent franchise or permit would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.19     Machinery, Equipment and Other Tangible Property. Except as set forth on Schedule 3.19, the Company or its Subsidiaries own and have good title to all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

3.20     Real Property. Schedule 3.20 lists (a) all Owned Real Property and (b) as of the date of this Agreement, all Leased Real Property. Except as set forth on Schedule 3.20, the Company or one of its Subsidiaries has good and marketable fee simple title to all Owned Real Property, subject only to any (i) Permitted Liens, (ii) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any portion of the Owned Real Property and (iii) Liens reflected on any survey or in any title report delivered to Acquiror prior to the date of this Agreement. Except as set forth on Schedule 3.20, the Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to any (A) Permitted Liens, and (B) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any portion of the Leased Real Property. Each of the Real Property leases is in full force and effect, and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property leases and, to the knowledge of the Company, no other party is in default thereof, and no party to any of the Real Property leases has exercised any termination rights with respect thereto. The Company has delivered or otherwise made available to Acquiror true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Real Properties in the possession of the Company and (ii) all leases for the Leased Real Property.

3.21     Intellectual Property. Schedule 3.21 lists each material patent, registered trademark, registered service mark or trade name, registered copyright or mask work, and applications for any of the foregoing (collectively, “Intellectual Property”), held by the Company or any of its Subsidiaries as of the date of this Agreement. Except as set forth on Schedule 3.21, to the knowledge of the Company, (a) the Company or one of its Subsidiaries has good title to each item of Intellectual Property owned by it, free and clear of all Liens other than Permitted Liens, and (b) the Company or one of its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission, all items of Intellectual Property used in the operation of the business of the Company and any of its Subsidiaries, as presently conducted, except where the failure to have such rights would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company. Except with respect to licenses of commercial off-the-shelf software, the Company is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the business of the Company and any of its Subsidiaries as currently conducted, except where the failure to have such rights would not have a Material Adverse Effect on the Company.

3.22     Environmental Matters. Except as set forth on Schedule 3.22, to the knowledge of the Company, (i) the Company and its Subsidiaries are and, since October 14, 1999, have been in compliance with all Environmental Laws, except where any such instance of non-compliance would not have a Material Adverse Effect on the Company and (ii) neither the Company nor any of its Subsidiaries has any liability under any Environmental Law which would have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.22, (i) no notices of any violation or alleged violation of any Environmental Law relating to the operations or properties of the Company or any of its Subsidiaries have been received by the Company or any of its Subsidiaries, except where any such instance of non-compliance would not have a Material Adverse Effect on the Company, and (ii) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, or proceedings or, to the knowledge of the Company, threatened, relating to compliance with or liability under any Environmental Law, except where any such instance of non-compliance would not have a Material Adverse Effect on the Company.

3.23     Inventories; Receivables: Payables.

(a)       The inventories of the Company and each Subsidiary are in marketable condition and are saleable in the ordinary course of business. Reserves have been reflected in the Financial Statements for obsolete or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

(b)       All accounts receivable of the Company and each Subsidiary have arisen from bona fide transactions in the ordinary course of business. All accounts receivable of the Company and each Subsidiary reflected on the Financial Statements were, as of the date of such Financial Statements believed by management of the Company to be good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves were believed to be adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

(c)       All accounts payable of the Company and each Subsidiary reflected in the Financial Statements or arising after the date thereof are the result of bona fide transactions in the ordinary course of business.

3.24     Related Party Transactions.

(a)       Except as set forth on Schedule 3.24, no Affiliate of the Company or TC Group has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company. Except as set forth in Schedule 3.24, neither the Company, nor any Affiliate of the Company nor any officer, stockholder or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a participant in any material transaction to which the Company is a party or (ii) is a party to any material Contract with the Company, excluding ordinary course employee transactions.

(b)       True and correct copies of the Contracts listed on Schedule 3.24 have been provided to Acquiror.

3.25     Customers and Suppliers.

(a)       Schedule 3.25 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company, as measured by the dollar amount of purchases therefrom or thereby, for the fiscal year ended December 31, 2004 and for the six (6) months ended June 30, 2005, showing the approximate total sales by the Company and its Subsidiaries to each such customer and the approximate total purchases by the Company and its Subsidiaries from each such supplier, during such period.

(b)       As of the date of this Agreement, (i) no customer or supplier listed on Schedule 3.25 has terminated its relationship with the Company and (ii) no customer or supplier listed on Schedule 3.25 has notified the Company in writing that it intends to terminate or materially reduce its business with the Company.

3.26     Product Warranty / Product Recalls.

(a)       To the knowledge of the Company, Schedule 3.26 contains the forms of express product warranties and guaranties that have been used by the Company and each Subsidiary of the Company in their respective businesses at any time during the period from October 14, 1999 to the date hereof. To the knowledge of the Company, except as set forth in Schedule 3.26, neither the Company nor any Subsidiary of the Company has offered any materially different forms of express product warranties and guaranties after October 14, 1999.

(b)       To the Knowledge of the Company, none of the products designed, manufactured, packaged, labeled, shipped or sold since October 14, 1999 in connection with the respective businesses of the Company and each Subsidiary of the Company has, been subject to, or is currently subject to, any recall mandated by any Governmental Authority.

3.27     Products Liability. To the knowledge of the Company as of the date of the Agreement, (i) there has not been any Occurrence (as defined below) that would have a Material Adverse Effect, and (ii) there is no material ongoing rework or change of a part or parts in an entire class of products (collectively, “Retrofits”), by or on behalf of the Company or any Subsidiary of the Company, other than Retrofits conducted by the Company or any Subsidiary of the Company in the ordinary course of business consistent with past practices. The term “Occurrence” shall mean and refer to any accident, happening or event that took place after October 14, 1999 which was caused or allegedly was caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship, including any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving, any product manufactured or distributed by or on behalf of the Company or any Subsidiary of the Company (including any parts or components) that is reasonably likely to result in a claim or loss.

3.28     Antitrust. As of the date hereof, except as set forth in Schedule 3.28, there are no Actions pending against the Company or any of its Subsidiaries related to any Antitrust Matter. As used in this Agreement, “Antitrust Matter” means the antitrust matters that are the subject of the investigation by the United States Department of Justice and related state agencies of the Company’s industry relating to that certain Subpoena issued by the United States District Court of the District of Maryland dated May 5, 1999 issued to James Tees, Pioneer Plastics Corp. (including any governmental or private claim or action arising out of the occurrences that constitute the subject matter of such investigation), to the extent arising out of any action, inaction, event, condition, liability or obligation of the Company or any Subsidiary of the Company, or any offer, director, employee or agent of the Company or any Subsidiary of the Company, occurring or existing prior to the Closing.

Except as provided in this Article III, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub represent and warrant to the Company as follows:

4.1       Corporate Organization. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the Certificate of Incorporation of each of Acquiror and Merger Sub, certified by the Secretary of the State of Delaware, and their Bylaws, previously delivered by Acquiror to the Company, are true, correct and complete.

Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.

4.2       Due Authorization. Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Acquiror and Merger Sub, respectively, and approved by the stockholder of Merger Sub, and no other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub and this Agreement constitutes a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3       No Conflict. Except as set forth in Schedule 4.3, the execution and delivery of this Agreement by each of Acquiror and Merger Sub and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of any applicable law, rule or regulation of any Governmental Authority, the Certificate of Incorporation, Bylaws, as amended, or other organizational documents of Acquiror and Merger Sub, or any agreement, indenture or other instrument to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or of any order, judgment or decree applicable to Acquiror or Merger Sub, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not have, individually or in the aggregate, a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their obligations under this Agreement.

4.4       Litigation and Proceedings. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Acquiror, investigations, pending before or by any Governmental Authority or, to the knowledge of Acquiror, threatened, against Acquiror or Merger Sub which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror or Merger Sub which could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.

4.5       Governmental Authorities: Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of Acquiror or Merger Sub with respect to Acquiror or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) for applicable requirements of the HSR Act or any similar foreign law and (ii) as otherwise disclosed in Schedule 4.5.

4.6       Financial Ability. Acquiror has delivered to the Holder Representative a true and complete copy of a letter of commitment obtained by Acquiror from each of Jefferies & Company, Inc., Credit Suisse and UBS Securities LLC and Deutsche Bank Securities Inc. to provide debt financing for the transactions contemplated hereby (each, a “Commitment Letter”). An executed copy of the Commitment Letters is attached hereto as Schedule 4.6(a). The Commitment Letters contain all terms and conditions of the Commitments of the lenders party thereto to provide the Financing (including any so called “market flex” provisions thereof). Assuming that the financing contemplated by one of the Commitment Letters is consummated in accordance with the terms thereof, the funds to be borrowed thereunder by Acquiror (the “Financing”), together with the equity to be provided by the stockholders of Acquiror to make an additional capital contribution to Acquiror of $80,000,000 (the “Equity Contribution”), will provide sufficient funds to Acquiror to pay the Merger Consideration and to consummate the transactions contemplated hereby. Attached hereto as Schedule 4.6(b) is an executed copy of the equity commitment letter (the “Equity Commitment Letter”) of Genstar Capital Partners IV, L.P. (the “Sponsor”), pursuant to which the Sponsor has committed to make the Equity contribution.

4.7       Brokers’ Fees. Except fees described on Schedule 4.7 (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.

4.8       No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of Acquiror and Merger Sub acknowledge and agree that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules hereto or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

4.9       Acquisition of Interests for Investment. Acquiror has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in this Merger. Acquiror confirms that the Company has made available to Acquiror and Acquiror’s agents the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries as well as access to the documents, information and records of the Company and its Subsidiaries and to acquire additional information about the business and financial condition of the Company and its Subsidiaries, and Acquiror confirms that it has made an independent investigation, analysis and evaluation of the Company and its Subsidiaries and their respective properties, assets, business, financial condition, documents, information and records. Acquiror is acquiring the stock of the Surviving Corporation for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling common stock of the Surviving Corporation. Acquiror understands and agrees that common stock of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable.

ARTICLE V.
COVENANTS OF THE COMPANY

5.1       Conduct of Business. From the date of this Agreement through the Closing, the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement, or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) operate its business in the usual and ordinary course and in accordance with past practice, (ii) use its reasonable best efforts not to take any action inconsistent with this Agreement, (iii) use its reasonable best efforts to preserve its business operations, organization (including, without limitation, management and sales force) and goodwill and (iv) maintain its books and records in the usual and ordinary course and in accordance with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 5.1 or consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as specifically contemplated by this Agreement:

(a)       change or amend the Certificate of Incorporation, Bylaws or other organizational documents of the Company or its Subsidiaries, except as otherwise required by law;

(b)       make or declare any dividend or distribution to the stockholders of the Company, or set aside any funds for the purpose thereof;

(c)       materially modify, terminate or renew any Contract of a type required to be listed on Schedule 3.12 or Schedule 3.14, except for renewals in the ordinary course of business;

(d)       except for the sale of inventory or obsolete or worn out assets in the ordinary course of business, sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties;

(e)       (i) except as otherwise required by law or existing Employee Plans, take any action with respect to the grant of any material severance or termination pay (other than pursuant to policies or agreements of the Company or any of its Subsidiaries in effect on the date of this Agreement) which will become due and payable on or after the Closing Date; (ii) make any change in the key management structure of the Company or any of its Subsidiaries, including, without limitation, the hiring of additional officers or the termination of existing officers; or (iii) adopt, enter into or materially amend any Employee Plan;

(f)        acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association, joint venture or other business organization or division thereof, having a value, in any individual case, in excess of $1,000,000;

(g)       make any loans or advances to any Person, except for advances to employees or officers of the Company or its Subsidiaries for expenses incurred in the ordinary course of business, having a value, in any individual case, in excess of $100,000;

(h)       make any material income tax election or materially change any method of accounting or accounting practice used by the Company (other than such changes as are required by GAAP);

(i)        file any amended material Tax Return, settle or compromise any material claim relating to Taxes or enter into or amend any agreement or settlement with any taxing authority;

(j)        issue or sell any additional shares of Common Stock or any other capital stock or other equity interests of the Company or any Subsidiary;

(k)       enter into any agreement with TC Group or its Affiliates that would survive the Closing or impose any obligation on the Company that would survive the Closing;

(l)        enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder; or

(m)      take any action that, to the knowledge of the Company, would materially interfere with consummation of the transactions contemplated hereby or materially delay the consummation of such transactions.

5.2       Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third-parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with normal operation of the Company and its Subsidiaries, to all of their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request.

5.3       HSR Act and Foreign Antitrust Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly with the notification and reporting requirements of the HSR Act and use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act and (ii) make such other filings with any similar foreign Governmental Authorities as may be required under any applicable similar foreign law. The Company shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authority.

5.4       No Solicitations. From the date of this Agreement through the Closing, the Company shall not permit its Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, or afford access to, any Person or group of Persons (other than Acquiror, Merger Sub or any of their respective Affiliates) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions involving the Company or any of its Subsidiaries or any business unit thereof. The Company shall, and shall cause its Affiliates, officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Acquiror) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any agreement to which it is a party. The Company shall notify Acquiror orally and in writing promptly after receipt of any proposal or offer from any Person other than Acquiror to effect any merger, sale of assets, sale of shares of capital stock or similar transactions involving the Company or any of its Subsidiaries and such notice shall indicate the identity of the Person making the proposal or offer and the material terms of any such proposal or offer.

5.5       Assistance. In order to assist with obtaining the Financing, the Company shall, and shall cause each Subsidiary to, provide such assistance and cooperation as Acquiror and its Affiliates may reasonably request, including, but not limited to, cooperation in the preparation of any offering memorandum or similar document, authorizing and directing the Company’s accountants to consent to the inclusion of their auditor reports in such offering memorandum or similar document, cooperating with initial purchasers or placements agents, making senior management of the Company and the Subsidiaries reasonably available for customary “roadshow” presentations and cooperation with prospective lenders in performing their due diligence, preparing and providing consolidated financial statements of the Company for the period ending June 30, 2005 and using commercially reasonable efforts to cause the Company’s accountants to provide customary comfort letters, and entering into agreements and executing and delivering other documents required in connection with the closing of the Financing (including, without limitation, customary agreements with underwriters, initial purchasers or placement agents, documents pertaining to the creation and perfection of security interests, and solvency certificates); provided that nothing that any of the Company and the Subsidiaries is required to execute and deliver pursuant to this Section 5.5 will subject them to any obligations prior to the Effective Time of the Merger and all reasonable out of pocket expenses incurred in complying with this Section 5.5 shall be paid by Acquiror.

5.6       Financial Information. The Company shall: (a) as soon as practicable following the end of each calendar month from the date hereof until the Closing Date, but in no event later than 15 days after the end of each such month, deliver to Acquiror copies of the unaudited consolidated balance sheet with respect to the Company and its Subsidiaries and the related unaudited consolidated statements of income and cash flows, in each case, prepared in accordance with GAAP consistent with past practice (except that such financial statements shall not include footnotes and shall not reflect normal year end adjustments) and (b) as soon as practicable following the end of each calendar month from the date hereof until the Closing Date, but in no event later than 25 days after the end of each such month, all other financial monthly management reports of the Company and its Subsidiaries. The Company shall, as soon as practicable following each fiscal quarter from the date hereof until the Closing Date, but in no event later than 25 days after the end of each quarter, deliver to Acquiror copies of the unaudited consolidated balance sheet with respect to the Company and its Subsidiaries with respect to such quarter and the related unaudited consolidated statements of income and cash flows, in each case, prepared in accordance with GAAP consistent with past practice (except that such financial statements shall not include footnotes and shall not reflect normal year end adjustments).

5.7       Transaction Bonuses. At the Closing, the Company shall make the payments contemplated in Schedule 5.7 (the “Transaction Bonuses”).

5.8       Parachute Payments. Prior to the Closing, the Company shall take such steps as are necessary to satisfy the “shareholder approval requirements” of Section 280G(b)(5) of the Code so that the tax deductions arising out of any amounts payable at Closing under any stock option agreements together with other compensatory payments made at Closing shall not be disallowed under Section 280G of the Code and the individuals who receive such payments shall not be subject to the excise tax imposed by Section 4999 of the Code.

ARTICLE VI.
COVENANTS OF ACQUIROR

6.1       HSR Act and Foreign Antitrust Approvals.

(a)       In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly with the notification and reporting requirements of the HSR Act and use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act and (ii) make such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign law. Acquiror shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authorities.

(b)       Acquiror shall exercise commercially reasonable efforts to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(c)       Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement, including proffering and consenting to a Governmental Order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of the Company, or any other assets or lines of business of Acquiror. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy the conditions specified in Section 9.1(b), 9.1 (c), 9.1(d), 9.2(a), 9.2(b) or 9.2(c).

(d)       Acquiror shall be solely responsible for and pay all filing fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement.

6.2       Indemnification and Insurance.

(a)       From and after the Effective Time of the Merger, Acquiror agrees that it shall cause the Surviving Corporation to continue to indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, at or after the Effective Time of the Merger, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable law and its charter or by-laws or other organizational documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law), provided the person to whom such expenses are advanced provides an undertaking to the Surviving Corporation to repay such advances if it is ultimately determined that such person is not entitled to indemnification; provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under applicable law and the charter and by-laws or other organizational documents of the Company or any of its Subsidiaries shall be made by independent counsel mutually acceptable to the Holder Representative and the Surviving Corporation.

(b)       For six (6) years from the Effective Time of the Merger, Acquiror shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’

directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore delivered to Acquiror) on terms not materially less favorable than the terms of such current insurance coverage; provided, however, that if any claim is asserted or made within such six-year period, such insurance shall be continued in respect of such claim until the final disposition thereof; provided, further, that in no event shall the Acquiror or the Surviving Corporation be required to expend in the aggregate in excess of two hundred percent (200%) of the annual premium currently paid by the Company for such coverage, and if such premium would at any time exceed two hundred percent (200%) of such amount, then the Acquiror or the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to two hundred percent (200%) of such amount; provided further that this Section 6.2(b) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by the Surviving Corporation which policy or policies provide such directors and officers with the coverage described in this Section 6.2(b) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement.

6.3       Continued Employment.

(a)       For a period of no less than one year following the Closing Date, Acquiror shall cause Surviving Corporation to maintain a level of salary, wages, commissions, if applicable, and benefits (other than equity based compensation) which are at least substantially equivalent to the salary, wages, commissions, if applicable, and benefits provided to their employees prior to the Closing Date by the Company or its Subsidiaries taken as a whole. This Section 6.3 shall not limit the obligation of Surviving Corporation to maintain any Employee Plan that, pursuant to an existing contract, must be maintained for a period longer than one year. No provision of this Agreement shall be construed as a guarantee of continued employment of any employee of the Company or its Subsidiaries and this Agreement shall not be construed so as to prohibit the Surviving Corporation or its Subsidiaries from having the right to terminate the employment of any employee of the Surviving Corporation or its Subsidiaries.

(b)       To the extent Acquiror does not maintain any Employee Plan after the Closing Date, (i) each employee of the Company and its Subsidiaries shall be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under any employee benefit plan of Acquiror and its Subsidiaries providing benefits similar to those provided under such Employee Plan to the same extent as such employee or former employee was entitled, before the Closing Date, to credit for such service under such Employee Plan; and (ii) with respect to the calendar year in which Acquiror ceases to maintain any particular Employee Plan, each employee shall be given credit for amounts paid under such Employee Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Acquiror.

6.4       Financing.

(a)       Acquiror and Merger Sub will use their respective commercially reasonable efforts to obtain the financing contemplated by the Commitment Letters, including all commercially reasonable efforts necessary to perform all obligations required to be performed by them in accordance with and pursuant to the Commitment Letters and to satisfy all conditions set forth in the Commitment Letters, will use commercially reasonable efforts to maintain the same in full force and effect, and will not amend, terminate or waive any provisions under such Commitment Letters or the Equity Commitment Letter in a manner that would adversely affect Acquiror’s or Merger Sub’s ability to consummate the transactions contemplated hereby without the prior written consent of the Company. Acquiror will from time to time provide such information as the Company may reasonably request regarding the status of such financings and related negotiations.

(b)       Acquiror will provide prompt written notice to the Company following its receipt of notification by any financing source under the financing or in connection with any substitute debt or other financing of such source’s refusal or intended refusal to provide the financing described in the applicable financing and, in each case, the stated reasons therefor (if any).

ARTICLE VII.
JOINT COVENANTS

7.1       Confidentiality.

(a)       Use of Evaluation Materials. Except for any governmental filings required in order to complete the transactions contemplated herein, and except as Acquiror and the Company may agree or consent in writing, each party hereto shall keep the Evaluation Materials confidential, and, except as required by applicable law, no party shall disclose any Evaluation Materials or any information contained therein to any Person; provided, however, that any such information may be disclosed to those of such party’s directors, officers, employees, agents and representatives who need to know such information for the purposes of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees, agents and representatives shall be informed by such party of the confidential nature of such information and shall be directed by such party, and shall each agree to treat such information confidentially in accordance with this Section 7.1(a)). Without limiting the generality of the foregoing, in the event that the transactions contemplated hereby are not consummated, neither party hereto nor its directors, officers, employees, agents or representatives shall use any of the Evaluation Materials furnished to it by another party hereto for any purpose.

(b)       Compelled Disclosure. In the event that any party hereto or any of its representatives receives a request or is required (by applicable law, regulation or legal process) to disclose all or any part of the information contained in the Evaluation Materials, such party or its representatives, as the case may be, shall (i) promptly notify the disclosing party of the existence, terms and circumstances surrounding such a request, (ii) consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such request and (iii) assist the disclosing party in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the disclosing party waives compliance with the provisions hereof, (x) such party or its representatives, as the case may be, may disclose only that portion of the Evaluation Materials which such party is advised by opinion of its legal counsel is legally required to be disclosed and shall exercise reasonable efforts to assist the disclosing party in obtaining assurance that confidential treatment shall be accorded such Evaluation Materials that are disclosed and (y) such party shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by such party or its representatives not permitted by this Section 7.1.

7.2       Support of Transaction. Acquiror and the Company shall each (and shall each cause their respective Affiliates to) (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Merger, (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement, and (d) provide the other parties, and such other parties’ employees, officers, accountants, lawyers, financial advisors and other representatives with reasonable access, during normal business hours in such a manner as not to interfere unreasonably with its operations, to its personnel, properties, business and records for any reasonable purposes. Notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations, or approvals required in order to consummate the Merger pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party.

7.3       Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, each party shall use its reasonable best efforts to cause the conditions set forth in Article IX to be satisfied.

ARTICLE VIII.
CLOSING

8.1       Filing of Certificate of Merger. Assuming all of the conditions set forth in Article IX of this Agreement have either been fulfilled or waived, and if this Agreement has not theretofore been terminated pursuant to its terms, the Boards of Directors of Acquiror, Merger Sub and the Company shall direct their officers forthwith to file and record all relevant documents, including, without limitation, the Certificate of Merger, with the appropriate government officials to effectuate the Merger on the Closing Date.

8.2       Closing. The Closing shall take place at the offices of Latham & Watkins LLP, 555 Eleventh Street, N.W., Suite 1000, Washington, DC 20004, at 10:00 a.m. on the date which is three (3) Business Days after the date on which all conditions set forth in Section 9.1 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Acquiror and the Company may mutually agree (the “Closing Date”). The term “Closing,” when used in this Agreement, means the Effective Time of the Merger.

ARTICLE IX.
CONDITIONS TO OBLIGATIONS

9.1       Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

(a)       All waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.

(b)       All other necessary permits, approvals, clearances, filings and consents of Governmental Authorities required to be procured by Acquiror, Merger Sub and the Company in connection with the Merger and the transactions contemplated by this Agreement, the failure of which to obtain would have a Material Adverse Effect on the Company or the Surviving Corporation, shall have been procured.

(c)       There shall not be in force any Governmental Order, statute, rule or regulation restraining, enjoining or prohibiting the consummation of the Merger.

9.2       Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a)       Each of the representations and warranties of the Company made herein or in any agreement, instrument or document called for hereunder, shall be true and correct when made and on the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for those representations and warranties that are made by their terms solely as of an earlier date, which shall be true and correct on and as of such date) except for breaches, inaccuracies or omissions that individually or in the aggregate would not have a Material Adverse Effect on the Company. For purposes of determining whether any breaches, inaccuracies or omissions individually or in the aggregate would have a Material Adverse Effect on the Company, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be ignored.

(b)       Each of the covenants and agreements of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)       The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

(d)       The Company and the Holder Representative shall have executed and delivered to Acquiror and Merger Sub the Escrow Agreement.

(e)       Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect on the Company;

(f)        Acquiror shall have received a certificate complying with Treasury Regulation Section 1.897-2(h) that states that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(g)       Other Conditions:

(i)        Acquiror shall have received the funds contemplated by the Financing;

(ii)       the Acquiror shall have received an opinion of Latham & Watkins, counsel to the Company, in substantially the form of Annex D hereto;

(iii)      the Company shall have caused to be terminated that certain Management Agreement, dated as of November 24, 1999, by and between Panolam Industries International, Inc. and TC Group Management, L.L.C.; and

(iv)      each member of the board of directors of the Company and its Subsidiaries shall have resigned, effective as of the Effective Time of the Merger.

9.3       Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)       Each of the representations and warranties of the Acquiror made herein or in any agreement, instrument or document called for hereunder, qualified as to materiality, shall be true and correct as so qualified, and those not so qualified shall be true and correct in all material respects, when made and on the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for those representations and warranties that are made by their terms solely as of an earlier date, which shall be true and correct on and as of such date).

(b)       Each of the covenants and agreements of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)       Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

(d)       Acquiror and Merger Sub shall have executed and delivered to the Holder Representative the Escrow Agreement.

ARTICLE X.
TERMINATION/EFFECTIVENESS

10.1     Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)       By mutual written consent of the parties authorized by their respective Boards of Directors, at any time prior to the Closing.

(b)       Prior to the Closing, by written notice to the Company from Acquiror, if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if a representation or warranty of the Company shall be untrue in any material respect, in either case, such that the conditions specified in Section 9.2(a) or Section 9.2(b) hereof would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before October 31, 2005 (the “Termination Date”) other than as a result of a breach of a representation, warranty, covenant or agreement of Acquiror or Merger Sub, (iii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate Governmental Authority or (iv) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non- appealable order or judgment of a court of competent jurisdiction.

(c)       Prior to the Closing, by written notice to Acquiror from the Company, authorized by the Board of Directors of the Company, if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, or if a representation or warranty of Acquiror or Merger Sub shall be untrue in any material respect, in either case, such that the conditions specified in Section 9.3(a) or Section 9.3(b) hereof would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if such Terminating Acquiror Breach is curable by Acquiror or Merger Sub through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date other than as a result of a breach of a representation, warranty, covenant or agreement of the Company, (iii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate Governmental Authority or (iv) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

10.2     Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination, and the parties hereto acknowledge that it is the intention of the parties hereto that no party shall have any remedy or right to recover for any losses or damages resulting from any breach of the provisions hereof unless such breach was intentional and willful on the part of the breaching party. The provisions of Sections 7.1, 10.2 and 12.6 hereof shall survive any termination of this Agreement.

ARTICLE XI.
HOLDER REPRESENTATIVE

11.1     Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Common Shares and Vested Options for certain limited purposes, as specified herein (the “Holder Representative”). The parties have designated TC Group as the initial Holder Representative, and approval of this Agreement by the holders of Common Shares and Vested Options shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Aggregate Fully-Diluted Common Shares at the Effective Time of the Merger (“Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

11.2     Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act on behalf of the holders of Common Shares and Vested Options, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to estimate and determine the amounts of Holder Allocable Expenses, and to pay such Holder Allocable Expenses in accordance with Section 2.6 hereof. The Holder Representative shall have no liability to Acquiror, the Company or the holders of Common Shares and Vested Options with respect to actions taken or omitted to be taken in its capacity as the Holder Representative, except with respect to the Holder Representative’s gross negligence or willful misconduct. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 2.6 of this Agreement and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall reasonably deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement, from funds paid to it under Section 2.6 of this Agreement and/or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this

Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and for indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. In the event that the funds paid to the Holder Representative pursuant to Section 2.6 exceed the Holder Allocable Expenses, the Holder Representative shall be entitled to retain such excess amount as a fee for its services as Holder Representative hereunder.

ARTICLE XII.
MISCELLANEOUS

12.1     Nonsurvival of Representations and Warranties. The representations and warranties contained in this Agreement shall not survive beyond the Effective Time of the Merger or termination of this Agreement. Notwithstanding anything else herein to the contrary, nothing in this Agreement shall in any way be deemed to be a waiver of any rights or remedies a party hereto may have with respect to tort claims or statutory violations for fraud, willful misrepresentation or willful misconduct.

12.2     Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement applicable to it, by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

12.3     Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, or (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested, (iii) delivered by FedEx or other nationally recognized overnight delivery service, or (iv) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

(a)       If to Acquiror or Merger Sub, to:

GS Holdings Co.
Four Embarcadero Center, Suite 1900
San Francisco, CA 94111
Attn: Darren Gold
Fax: (415) 834-2383

with copies to:
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attn: Craig W. Adas
Fax: (650) 802-3100

Genstar Capital Partners
Four Embarcadero Center, Suite 1900
San Francisco, CA 94111
Attn: Darren Gold
Fax: (415) 834-2383

(b)       If to the Company, to:

Panolam Industries Holdings, Inc.
c/o TC Group, L.L.C.
c/o The Carlyle Group
1001 Pennsylvania Ave. N.W., Suite 220 South
Washington, D.C. 20004
Attention: Praveen R. Jeyarajah
Telecopy No.: (202) 347-1818

with copies to:

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: Daniel T. Lennon and James R. Hanna
Telecopy No.: (202) 637-2201

(c)       If to TC Group, to:

TC Group, L.L.C.
c/o The Carlyle Group
1001 Pennsylvania Ave. N.W.
Suite 220 South
Washington, D.C. 20004
Attention: Praveen R. Jeyarajah
Telecopy No.: (202) 347-1818

with copies to:

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: Daniel T. Lennon and James R. Hanna
Telecopy No.: (202) 637-2201

or to such other address or addresses as the parties may from time to time designate in writing.

12.4     Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, except that Acquiror may assign any of its rights, interests or obligations under this Agreement to any Person who is an Affiliate of Genstar Capital Partners and may collaterally assign its rights hereunder to one or more of its lenders (or any administrative or collateral agent for such lenders).

12.5     Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, in the event the Closing occurs, the officers and directors of the Company shall be intended third party beneficiaries of, and shall be entitled to the protections of, Section 6.2 hereof. No party to this Agreement may assert any claim against any officer, director, shareholder, partner or member of any party to this Agreement under this Agreement or in connection with the transactions contemplated hereby unless such Person is also a party to this Agreement.

12.6     Expenses. Each party hereto, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 2.6 in the event the transactions contemplated hereby are consummated), shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditors, if any, shall be paid one-half by Acquiror and one-half by the Holder Representative out of funds paid to the Holder Representative under Section 2.6. In the event the transactions contemplated hereby are not consummated, each party hereto shall pay its own costs and expenses including, without limitation, all fees of its legal counsel, financial advisors and accountants; provided, however, that, in the event that the transactions contemplated hereby are not consummated, the Company shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby.

12.7     Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

12.8     Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9     Schedules and Annexes. The Schedules and Annexes are a part of this Agreement as if fully set forth herein. All references herein to articles, sections, paragraphs, Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

12.10   Construction.

(a)       Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)       References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)       References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)       The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)       Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f)        All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

12.11   Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement) and that certain Confidentiality Agreement dated as of April 14, 2005 between Sponsor and the Company (the “Confidentiality Agreement”) constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

12.12   Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

12.13   Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Acquiror and the Company which approval shall not be unreasonably withheld by any party.

12.14   Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

12.15   Jurisdiction. Any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby may be brought in the courts of the Borough of Manhattan in the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.

12.16   Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity.

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

GS HOLDINGS CO.

By:	/s/ Darren J. Gold
Name:	Darren J. Gold
Title:	Director

PIH ACQUISITION CO.

By:	/s/ Darren J. Gold
Name:	Darren J. Gold
Title:	Director

PANOLAM INDUSTRIES HOLDINGS, INC.

By:	/s/ Robert J. Muller, Jr.
Name:	Robert J. Muller, Jr.
Title:	Chairman, President & CEO

TC GROUP, L.L.C., solely in its capacity as the initial Holder Representative hereunder By: TCG HOLDINGS, L.L.C. Its: Managing Member

By:	/s/ Jerome H. Powell
Name:	Jerome H. Powell
Title:	Managing Director